Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of MIV Therapeutics, Inc. of our report dated August 18, 2005 (except for Notes 15 and 6d which are as of October 20, 2005) and our report dated July 16, 2007 (except for notes 16 (b) and (c) which are as of November 13, 2007) with respect to the consolidated financial statements of MIV Therapeutics, Inc. included in the Annual Report on Form 10-K/A for the year ended May 31, 2007 filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ “ERNST & YOUNG LLP”
July 14, 2008	Chartered Accountants